Exhibit 10.3

SINGLE OWNER TURNKEY DRILLING & OPERATING AGREEMENT

This agreement is made and entered into as of the 31st day of March, 2012 (“Effective Date”) by and between ROCKDALE RESOURCES, INC., (“Owner”), a Colorado corporation, and KINGMAN OPERATING COMPANY, INC., (“Operator”), a Texas corporation.

Owner has acquired, or expects to acquire, oil and gas leasehold interests in the lands described in Addendum “A” hereto and desires by this agreement to engage Operator for the development and operation of said lands for the production of oil and gas.  It is, therefore, agreed as follows:

1. Definitions.  As used in this agreement, the following terms shall have the following definitions:

“AFE” shall mean an authority for expenditure prepared by Operator for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

“Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of oil and gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

“Contract Area” shall mean all of the lands described in Addendum “A” hereto, all of the oil and gas leases covering such lands or fee interests in oil and gas therein now owned or hereafter acquired by Owner and intended to be developed and operated for Oil and Gas purposes under this agreement.

“Deepen” means a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the lesser.

“First Level Supervisors” shall mean those employees whose primary function in Operations is the direct supervision of other employees and/or contract labor directly employed on the Contract Area in a field operating capacity.

“Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith.

“Operations” means all operations necessary or proper for the development, operation, protection and· maintenance of the wells and facilities in in the Contract Area.

“Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower zone.

“Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

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“Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore or improve production in a Zone which is currently open to production in the wellbore.  Such operations include, but are not-limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting or Plugging Back of a well.

“Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or overcome other mechanical difficulties.

“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Operations is the handling of specific operating conditions and problems for the benefit of the Contract Area.

“Turnkey” or “Turnkey Basis” means Contractor shall furnish the equipment, labor, and perform the services as herein provided, to drill a well to the specified depth.

“Zone” means a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

2. Responsibilities of Operator.  Operator shall conduct and direct and have full control of all Operations on the Contract Area as permitted and required by, and within the limits of this agreement.  In its performance of services hereunder for Owner, Operator shall be an independent contractor not subject to the control or direction of Owner except as to the type of operation to be undertaken and the objective thereof in accordance with the notification and approval procedures contained in this agreement.  Operator shall not be deemed, or hold itself out as, the agent of Owner with authority to bind Owner to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities under this agreement as a reasonable and prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall Operator have any liability as such to Owner for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

3. Rights and Duties of Operator.

(a) Employees and Contractors.  The number of employees or contractors used by Operator in conducting Operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

(b) Turnkey Basis.  All wells drilled on the Contract Area shall be drilled on a Turnkey Basis at the rate set forth below in Section 4, unless otherwise agreed in Writing between Owner and Operator.

(c) Discharge of Obligations.  Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge Owner for reimbursement as provided in this agreement.  Operator shall keep an accurate record of all expenses incurred and charges and credits made and received.

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(d) Protection from Liens.  Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for Services rendered or performance and for materials supplied on, to or in respect of the Contract Area or any Operations thereon or therefor, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to the services rendered or materials supplied.

(e) Custody of Funds.  Operator shall hold for the account of Owner any funds of Owner advanced or paid to Operator, either for the conduct of Operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of Owner until used for their intended purpose or otherwise delivered to Owner or applied toward the payment of debts as provided herein.  Nothing in this subparagraph shall be construed to establish a fiduciary relationship between Operator and Owner for any purpose other than to account for Owner funds as herein specifically provided.  Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Owner unless the parties otherwise specifically agree.

(f) Access to Contract Area and Records.  Operator shall, except as otherwise provided herein, permit Owner or Owner’s duly authorized representative, at Owner’s sole risk and cost, full and free access at all reasonable times to all Operations of every kind and character being conducted on the Contract Area and to the records and Operations conducted thereon or production therefrom, including Operator’s books and records relating thereto.  Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder.  Operator will furnish Owner upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports.

(g) Filing and Furnishing Governmental Reports.  Operator will file, and upon written request promptly furnish copies to Owner, all operational notices, reports or applications required to be filed by local, state or federal agencies or authorities having jurisdiction over Operations hereunder.  Owner shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

(h) Drilling and Testing Operations.  The following provisions shall apply to each well drilled hereunder:

(i) Operator will promptly advise Owner of the date on which the well is spudded, or the date on which drilling operations are commenced.

(ii) Operator will send to Owner such reports, test results and notices regarding the progress of Operations on the well as Owner shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

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(iii) Operator shall adequately test all strata and horizons encountered which may reasonably be expected to be capable of producing oil and gas in paying quantities as a result of examination of any logs or cores or tests conducted hereunder.

(i) Insurance.  At all times while Operations are conducted hereunder, Operator shall comply with the worker compensation laws of the state where the Operations are being conducted.  Operator shall also carry or provide insurance as follows:

(i) General Liability, including contract, with limits of not less than $1,000,000 Per Occurrence, $2,000,000 General Aggregate, and $1,000,000 Products/Completed Operations Aggregate;

(ii) Automobile Liability with limits of not less than $1,000,000 Combined Single Limit; and

(iii) Workers’ Compensation as required by applicable law or, in the absence of a statute governing workers’ compensation insurance, with limits of not less than $1,000,000 Each Accident, $1,000,000 Disease Policy Limit, and $1,000,000 Disease Each Employee.

Operator shall require all contractors engaged in work on or for the Contract Area to comply with the worker compensation laws of the state where the Operations are being conducted and to maintain such other insurance Operator may require.

4. Drilling Operations & Turnkey Rate.

(a) Initial Drilling Operations.  Within 30 days after Operator’s receipt of the Turnkey Rate stated below in Section 4(c), Operator shall commence the drilling of the first well on the Contract Area at a well site to be determined by the mutual agreement of Operator and Owner and shall thereafter continue the drilling with due diligence to a depth of 2,000 feet below the surface or a depth sufficient to adequately test the Navarro B Formation to the extent the depth of the Navarro B Formation is shallower than 2,000 feet below the surface.

(b) Subsequent/ Additional Drilling Operations.  Thereafter, Operator will not drill any well in the Contract Area and will not Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities on the Contract Area without first obtaining the approval of Owner.  Before any such operation is performed, the following procedure will be followed unless otherwise agreed in writing:

(i) When and as requested by Owner, or whenever Operator deems it necessary or advisable, Operator will prepare and submit to Owner a proposal for the operation, specifying the location, proposed depth, and objective Zone or Zones.  Owner will respond in writing to such proposal, either approving it with any modifications that Owner may direct or rejecting the proposal.  Owner’s approval of any such proposal will represent Owner’s agreement to bear and pay the Turnkey Rate for each such well and all other necessary expenditures in conducting the proposed operation pursuant to Section 5 below.

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(ii) When a well that has been proposed to be drilled, Deepened or Sidetracked under this agreement has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to Owner, Operator shall give immediate notice to Owner whether or not Operator recommends attempting to Complete the well.  Owner will thereupon (within 48 hours exclusive of Saturday, Sunday and legal holidays) either direct that an attempt be made to Complete the well or that the well be plugged and abandoned.

(iii) Notwithstanding the foregoing, if Owner shall so direct at any time during the conduct of an operation approved pursuant to this Section 4, Operator will cease the operation and will incur no further expenditure for such operation, except that Operator will take such actions as are reasonably necessary, as expeditiously as reasonably possible, to plug and abandon the well or to conduct such other or further operation in such well as may be approved by Owner in the manner herein provided.

(c) Turnkey Rate.  For work performed on a Turnkey Basis, as herein provided, Owner will pay Operator the sum of $275,000.00 per well, prior to and as a condition precedent to Operator’s commencing drilling operations.

(d) Operator’s Monthly Management Fee.  Upon completion of a well, and in addition to the Turnkey rate specified herein, Owner shall pay Operator a monthly management fee of $1,000.00 per well (the “Monthly Management Fee”) for its continued operation of the well(s).

(e) Costs Due to Catastrophe.  In addition to direct costs incurred in connection with a Catastrophe, Operator shall be paid the following rate in excess of the expenditure limit set forth in Section 5 to compensate Operator for overhead costs:

5% of total costs if such costs are less than $1,00,000; plus
3% of total costs in excess of $100,000 but less than $1,000,000; plus
2% of total costs in excess of $1,000,000.

Overhead costs for Catastrophe shall be applied as follows:

(i) Catastrophe is defined as a sudden calamitous event bringing damage, loss or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane or other disaster.  The overhead rate shall be applied to those costs necessary to restore the Contract Area to the equivalent condition that existed prior to the event.

(ii) Total cost shall mean the gross cost of any one project, and the rates shall be applied to all costs associated with each single occurrence or event.

(iii) For the purpose of calculating Catastrophe overhead, the cost of drilling relief wells or substitute wells, or conducting other well operations directly resulting from the catastrophic event shall be included.  Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries.  Expenditures that qualify for Catastrophe overhead shall not qualify for overhead under any other overhead provisions.

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5. Other Operations.  Operator may, without first obtaining the express approval of Owner, perform routine maintenance, repairs and other tasks in the operation of wells and facilities on the Contract Area, and Owner shall bear the cost in the manner herein provided.  However, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of $50,000.00 without Owner’s approval, either separately or in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has previously been authorized by or pursuant to this agreement; provided that in the case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in Operator’s opinion are required to deal with the emergency to safeguard life and property, but Operator, as promptly as possible, shall report the emergency to Owner.  Operator may also take such steps and incur such expenses as it may be ordered to take by governmental authority.  If Operator prepares an AFE for its own use, Operator shall furnish Owner an information copy thereof.

6. Taking Production.  Owner shall take in kind or separately dispose of the Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost.  Owner shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area and shall be entitled to receive payment directly from the purchaser thereof for all production.  If Owner fails to make the arrangements necessary to take in kind or separately dispose of the Oil and Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by Owner, and if Owner so requests Operator shall have the obligation, to sell such Oil and Gas to others at any time and from time to time, for the account of Owner, subject always to the right of Owner upon ten days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil and Gas not previously delivered to a purchaser.  Unless Owner shall expressly direct otherwise in writing, any purchase or sale by Operator of Owner’s Oil and Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year.  Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market.  The sale or delivery by Operator of Owner’s share of Oil and Gas under the terms of any existing contract of Operator shall not give Owner any interest in or make Owner a party to said contract.  No purchase shall be made by Operator without first giving Owner at least ten days written notice of such intended purchase and the price to be paid or the pricing basis to be used.  Operator shall maintain records of all marketing arrangements and of volumes actually sold or transported, which records shall be made available to Owner upon reasonable request.

7. Expenditures and Liability.

(a) Direct Charges.  Owner shall be responsible for, and shall be liable to Operator for reimbursement of, the direct costs of developing and operating the Contract Area beyond work performed on a Turnkey Basis, including the following items:

(i) Ecological and Environmental.  Costs incurred for the benefit of the Contract Area as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to Operations.  Such costs may include survey of an ecological or archaeological nature and pollution control procedures that are required by applicable laws and regulations.

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(ii) Rentals and Royalties.  Lease rentals and royalties paid by Operator for Operations on the Contract Area.

(iii) Damages and Losses to Property.  Air costs or expenses necessary for the repair or replacement of equipment and personal property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct.  Operator shall furnish Owner written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

(iv) Legal Expense.  Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from Operations under this agreement or necessary to protect or recover real or personal property interests related to the Contract Area, except that no charge for services of attorneys shall be made unless previously agreed to by Owner.

(v) Taxes.  All taxes of every kind and nature assessed or levied upon or in connection with the Contract Area, the operation thereof, or the production therefrom, and which taxes have been paid by Operator for the benefit of Owner.

(vi) Insurance.  Net premiums paid for insurance carried for the Operations on the Contract Area for the protection of Owner and Operator.

(vii) Abandonment and Reclamation.  Costs incurred for abandonment of wells and facilities on the Contract Area, including costs required by governmental or other regulatory authority.

(viii) Other Expenditures.  Any other expenditure not covered or dealt with in the foregoing provisions of this Section 7(a) and which is of direct benefit to the Contract Area and is incurred by Operator in the necessary and proper conduct of Operations on or for the Contract Area.

(b) Statement and Billings.  Operator shall bill Owner on or before the last day of each month for all of the direct costs of Operations on the Contract Area for the preceding month and for the following month’s Monthly Management Fee.  Such bills will be accompanied by statements identifying the AFE, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense, except that unusual charges and credits shall be separately identified and fully described in detail.  Owner will pay all bills within fifteen (15) days after receipt.  If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate published by the Wall Street Journal as of the first day of the month in which the delinquency occurs plus 1%, or the maximum contract rate permitted by applicable law, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.  Payment of any such bills shall not prejudice the right of Owner to protest or question the correctness thereof; provided, however, all bills and statements rendered to Owner by Operator during any calendar year shall conclusively be presumed to be true and correct after 24 months following the end of any such calendar year, unless within said 24-month period Owner takes written exception thereto and makes claim on Operator for adjustment.  No adjustment favorable to Operator shall be made unless it is made within the same prescribed period.

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(c) Liens and Security Interests.  Owner grants to Operator a lien upon any interest it now owns or hereafter acquires in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees.  Such lien and security interest shall include Owner’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods, and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, Owner shall execute and acknowledge a recording supplement and/or any financing statement prepared and submitted by Owner in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith, if any, as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code (the “Code”) in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder.  Owner may file this agreement, any recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Code.

Owner represents and warrants to Operator that the lien and security interest granted hereby shall be a first and prior lien, and Owner hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in oil and gas leases and interests covered by this agreement by, throu.gh or under Owner.  All parties acquiring an interest in oil and gas leases and oil and gas interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Section 7(c) as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that Operator has a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code.  The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.  In addition, upon default by Operator in the payment of expenses, interest or fees, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of Owner’s share of Oil and Gas until the amount owed by Owner, plus interest as provided in Section 7(b), has been received, and shall have the right to offset the amount owed against the proceeds from the sale of Owner’s Oil and Gas.  All purchasers of production may rely on a notification of default from Operator stating the amount due as a result of the default, and Owner waives any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

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If Owner does not perform all of its obligations hereunder, and the failure to perform subjects Owner to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, Owner waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed.  In addition, to the extent permitted by applicable law, Owner hereby grants to Operator a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Owner agrees that Operator shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, Owner agrees that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

8. Claims and Lawsuits.  Operator may settle any single uninsured third-party damage claim or suit arising from Operations hereunder if the expenditure does not exceed $50,000.00 and if the payment is in complete settlement of such claim or suit.  If the amount required for settlement exceeds the above amount, Owner shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator.  All costs and expenses of handling, settling or otherwise discharging such claim or suit shall be borne by Owner.  Operator shall immediately notify Owner of any claim or suit arising from Operations hereunder.

9. Term of Agreement.  The term of this agreement shall be for an initial period of five (5) years and shall continue thereafter until terminated on sixty (60) days notice by either party to the other.  However, Owner shall have the right to remove Operator and terminate this agreement at any time if Operator is in material breach of this agreement and remains in material breach sixty (60) days after notice by Owner to Operator, specifying the nature of Operator’s breach and the necessary action to remedy the breach.  The termination of this agreement shall not relieve any party from any obligation or any remedy therefor that has accrued or attached prior to the date of termination.

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10. Miscellaneous.

(a) Notices. Except as otherwise expressly provided in this agreement to the contrary, any notice required or permitted to be given tinder this agreement shall be in writing (including facsimile or similar electronic transmission, provided that such notice will only be deemed effective upon the sender’s receipt of a non-automated reply) and sent to the address of the person to be notified as set forth below, or such other more recent address of which the sending person has actually received written notice.

If to Owner:
Rockdale Resources, Inc.
ATTN: Chief Financial Officer
11044 Research Blvd., Suite A-200
Austin, Texas 78759

If to Operator:
Kingman Operating Company, Inc.
ATTN: President
11044 Research Blvd., Suite A-200
Austin, Texas 78759

With a copy to:
Jim E. Bullock, Esq.
Christiansen Davis Bullock, LLC
4100 Spring Valley Road, Suite 450
Dallas, Texas 75244

Each such notice or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third day after the date indicated on the mailing certificate, or if given by any other means, when such notice or other communication is actually received.

(b) Force Majeure.  If a party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments, that party will give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.  The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

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(c) Laws, Regulations and Orders.  This agreement shall be subject to the applicable laws of the State of Texas, to the valid rules, regulations and orders of any duly constituted regulatory body of said state, and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.  Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges or obligations Owner may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation or production of wells on tracts offsetting or adjacent to the Contract Area.  With respect to the Operations hereunder, Owner agrees to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or arising directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence.  Owner further agrees to reimburse Operator for any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such incorrect interpretation or application, together with interest arid penalties thereon owing by Operator as a result of such incorrect interpretation or application.

(d) Governing Law.  This agreement and all matters pertaining hereto, including but not limited to matters of performance, nonperformance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the State of Texas.

(e) Successors and Assigns.  This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and the terms hereof shall be deemed to run with the oil and gas leases or other interests of Owner in the Contract Area.

[SIGNATURE PAGE FOLLOWS]

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OPERATOR:

KINGMAN OPERATING COMPANY, INC.

By:  /s/ Michael Smith
Printed Name:  Michael Smith
Title:  President
Date:  3-22-12

STATE OF TEXAS                                                  §
COUNTY OF DALLAS                                           §

On this day, appeared before me, Michael Smith, known to me to be the President and CEO of Kingman Operating Company, Inc., who, after being duly sworn, on his oath deposed and said that he executed the foregoing instrument, in the capacity stated, of his own free will and accord, with knowledge of the content and scope thereof, for the purposes set forth therein, and with authority to do so.  SUBSCRIBED AND SWORN TO BEFORE ME, the undersigned Notary Public, to which witness my hand and official seal.

By: /s/ Jeremy R. Hallford
NOTARY PUBLIC IN AND FOR THE STATE OF TEXAS
Date: 3/22/12

OWNER:

ROCKDALE RESOURCES, INC.

By:  _______________________________
Printed Name:  ___________________
Title:  __________________________
Date:  __________________________
STATE OF COLORADO                                           §
COUNTY OF __________                                       §

On this day, appeared before me, John P. Barton, known to me to be the Chairman of the Board of Rockdale Resources, Inc., who, after being duly sworn, on his oath deposed and said that he executed the foregoing instrument, in the capacity stated, of his own free will and accord, with knowledge of the content and scope thereof, for the purposes set forth therein, and with authority to do so.  SUBSCRIBED AND SWORN TO BEFORE ME, the undersigned Notary Public, to which witness my hand and official seal.

By: ________________________________
NOTARY PUBLIC IN AND FOR THE STATE OF COLORADO
Date: _________________________

SINGLE OWNER TURNKEY DRILLING & OPERATING AGREEMENT, PAGE 12

ADDENDUM “A”

SINGLE OWNER TURNKEY DRILLING & OPERATING AGREEMENT

The Contract Area means that certain 200-acre tract defined as the “Leased Premises” in the Assignment of Paid-Up Oil and Gas Lease between Owner and Operator dated March _____, 2012 and filed of record at Volume __________, Page __________, of the Deed Records of Milam County, Texas.

In the event Owner exercises its option to farmout that certain 300-acre tract referenced in that certain letter agreement between Owner and Operator dated March 21, 2012, then the Contract Area shall also include that certain 300-acre tract defined as the “Leased Premises” in the Assignment of Paid-Up Oil and Gas Lease between Owner and Operator dated March _____, 2012 and filed of record at Volume __________, Page __________, of the Deed Records of Milam County, Texas.

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